UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2019

 BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01    Entry into a Material Definitive Agreement.
Entry into Agreement to Sell Property
On February 8, 2019, a purchase and sale contract (the “Purchase Agreement”) was entered into between DPF 655 Montgomery LP, a subsidiary of Black Creek Diversified Property Fund Inc. (collectively referred to herein as the “Company,” “we,” “our,” or “us”) and BCAL 655 Montgomery Property LLC (the “Purchaser”). Pursuant to the Purchase Agreement, we agreed to sell a 263,000 square foot office property in San Francisco, California (referred to as “655 Montgomery”) to the Purchaser, an unrelated third party, for a gross sales price of approximately $191.5 million. As of December 31, 2018, 655 Montgomery was approximately 89.1% leased with a weighted-average remaining lease term of approximately 6.1 years based on annualized base rent.
655 Montgomery is encumbered by a mortgage note and a mezzanine loan secured by a pledge of ownership interests in DPF 655 Montgomery LP, which we expect to prepay at par upon the closing of this transaction. As of December 31, 2018, the mortgage note and mezzanine loan had an aggregate outstanding principal balance of approximately $98.6 million with a weighted-average variable interest rate of 5.25% and both mature in September 2020.
The closing of this transaction is subject to various contingencies, and we cannot provide assurance whether or when this transaction will occur. The Purchaser’s due diligence period expired February 8, 2019. The Purchaser has deposited $5.0 million into escrow. The current outside closing date is May 6, 2019, although such closing may occur earlier upon satisfaction of certain conditions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
February 14, 2019
	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer